UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): September 6, 2011

AUTHENTIDATE HOLDING CORP.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 0-20190

DELAWARE	14-1673067
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Connell Corporate Center

300 Connell Drive, 5th Floor

Berkeley Heights, New Jersey 07922

(Address and zip code of principal executive offices)

(908) 787-1700

(Registrant’s telephone number, including area code

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

To the extent required by Item 3.02 of the Current Report on Form 8-K, the information required to be disclosed in this Item 3.02 concerning the grant of stock options to O’Connell Benjamin is incorporated herein by reference from Item 5.02.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 6, 2011, Authentidate Holding Corp. (the “Company” or “Authentidate”) entered into a new employment agreement with O’Connell Benjamin, its Chief Executive Officer and President. Mr. Benjamin may be referred to herein as the “Executive”. The following is a summary description of the terms of employment agreed upon by the Company and Mr. Benjamin:

The employment agreement is effective as of September 6, 2011 and expires June 30, 2012, unless sooner terminated as provided therein. Under the employment agreement, Mr. Benjamin’s base salary is $290,000 per annum; however, Mr. Benjamin agreed to accept 15% of his base salary in the form of employee stock options in accordance with the terms of that certain Compensation Modification Agreement entered into with the Company as of February 4, 2011. The employment agreement provides that base salary shall automatically increase by $50,000 per annum in the event that the Company achieves cashflow breakeven, as defined in the employment agreement, during the Company’s fiscal year ending June 30, 2012.

Mr. Benjamin shall receive a one-time bonus of $150,000 if the Company’s common stock has a closing price at or above $2.40 for 30 consecutive trading days during the Company’s fiscal year ending June 30, 2012. In addition, he shall be eligible for an additional bonus in the discretion of the Management Resources and Compensation Committee of not less than 50% of base salary in the event that the Company, during the fiscal year ending June 30, 2012, achieves (i) cashflow breakeven and (ii) the Company (or its subsidiary) executes firm sales contracts resulting in the sale, during the fiscal year ending June 30, 2012, of at least 7,500 units of the Company’s telehealth product offerings.

Under the agreement, Mr. Benjamin was granted options to purchase 300,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of execution of the employment agreement. This option grant is subject to the following vesting provisions: (i) 100,000 of such options are subject to time-based vesting with 33.3% of the options vesting on the first anniversary of the grant date and the balance of such amount vesting in equal monthly installments thereafter over the subsequent 24 months; (ii) 100,000 of such options shall vest in the event the Company (or its subsidiary) executes firm sales contracts during the fiscal year ending June 30, 2012 for at least 7,500 units of its telehealth product offerings; and (iii) 100,000 of such options shall vest in the event the Company achieves “cashflow breakeven” during the 2012 fiscal year. The options are exercisable for a term of ten years.

In the event of the termination of employment by the Company without “cause” or by the Executive for “good reason,” as those terms are defined in the employment agreement, or in the event the Executive’s employment is terminated due to his disability, he would be entitled to: (a) a severance payment of 12 months of base salary; (b) continued participation in the Company’s health and welfare plans until the later of the expiration date of the agreement or the end of the month of the one-year anniversary of the termination of his employment; and (c) all compensation accrued but not paid as of the termination date. In addition, in the event the Company decides not to renew the agreement or if the Company and the Executive are unable to reach agreement on the terms of a new agreement prior to the expiration date, the Executive will be entitled to the severance payment and other benefits described above. In addition, in the event of a “Change in Control” of the Company, as defined in the employment agreement, the Executive would have the right to terminate his employment for any reason within a limited period of time following the Change in Control and such termination would be deemed for “good reason”. In the event of the termination of the Executive’s employment by the Company without “cause”, or by the Executive for “good reason”, or if upon the expiration of the employment agreement the Executive’s employment is not renewed, the conditions to the vesting of any outstanding equity incentive awards granted to the Executive shall be deemed void and all such awards shall be immediately and fully vested and exercisable. If the Executive’s employment is terminated by the

Company for “cause” or by the Executive without “good reason,” the Executive is not entitled to any additional compensation or benefits other than his accrued and unpaid compensation. The employment agreement contains confidentiality obligations that survive termination and non-solicitation and non-competition obligations that end on the first anniversary of the date of cessation of Mr. Benjamin’s employment.

The foregoing summary of the employment agreement is qualified in its entirety by reference to the full text of such agreement, which is filed herewith as Exhibits 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement between Authentidate Holding Corp. and O’Connell Benjamin

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AUTHENTIDATE HOLDING CORP.

By:	/s/ O’Connell Benjamin
Name:	O’Connell Benjamin
Title:	Chief Executive Officer and President

Date: September 8, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between Authentidate Holding Corp. and O’Connell Benjamin

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